Pro Forma Financial Information

Condensed Consolidated Pro Forma Unaudited Balance Sheet as of December 31, 2011	2

Condensed Consolidated Pro Forma Unaudited Statement of Operations for the Year Ended December 31, 2011	3

Notes to Condensed Consolidated Pro Forma Unaudited Financial Statements	4

Unaudited Pro Forma Condensed Financial Information

On April 2, 2012, First Choice Healthcare Solutions, Inc. (the “Company” , “Registrant” or “FCHS”) , through a wholly owned subsidiary, FCID Medical, Inc., acquired all the issued and outstanding membership interests of First Choice Medical Group of Brevard, LLC is a limited liability company formed under the laws of the state of Delaware (“FCMG”) . FCMG is a developmental stage enterprise that is was formed for the purpose of organizing and establishing a multi-specialty medical group including orthopedics (both operative and nonoperative), sports medicine, pain management and neurology.

The transaction is accounted for using the purchase method of accounting

The purchase price for the acquisition was $2,524,000, as adjusted, of which approximately $1.15 million was paid in cash, accounts receivable due the Company of $508,000 and the balance, net of closing adjustments including invoiced service fees, was paid by issuing to the members of FCMG 244,045 shares, as adjusted, of the Company’s restricted common stock valued at $ 702,849.

The Proforma Unaudited Financial Statements have been prepared by management of the Company in order to present consolidated financial position and results of operations of the Registrant and FCMG as if the acquisition had occurred as of December 31, 2011 for the pro forma condensed balance sheet and to give effect to the acquisition of the Registrant, as if the transaction had taken place at January 1, 2011 for the pro forma condensed consolidated statement of losses for the year ended December 31, 2011.

The pro forma information is based on historical financial statements giving effect to the proposed transactions using the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements. The unaudited pro forma financial information is not necessarily indicative of the actual results of operations or the financial position which would have been attained had the acquisitions been consummated at either of the foregoing dates or which may be attained in the future. The pro forma financial information should be read in conjunction with the historical financial statements of FCMG (including notes thereto) included in this Form.

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FIRST CHOICE HEALTHCARE SOLUTIONS, INC.

(formerly known as Medical Billing Assistance, Inc.)

PRO FORMA BALANCE SHEET AT DECEMBER 31, 2011

	FCHS	FCMG
	December 31,	January 31,
	2011	2012	REF	Adjustments	Combined
ASSETS
Current assets
Cash	$528,303	$70,621		$-	$598,924
Cash-restricted	89,939	-		-	89,939
Prepaid and other current assets	29,705	-		-	29,705
Deposits - Acquisitions	998,032	-	1	(998,032)	-
Accounts receivable, other	303,000	-	2	(303,000)	-
Capitalized financing costs, current portion	57,348	-		-	57,348
Total current assets	2,006,327	70,621		(1,301,032)	775,916

Property, plant and equipment	4,537,099	554,056	1	1,772,982	6,864,137

Other assets
Capitalized financing costs, long term portion	210,259	-		-	210,259
Deposits	18,515	-		-	18,515
Total other assets	228,774	-		-	228,774

Total assets	$6,772,200	$624,677		$471,950	$7,868,827

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued expenses	$175,699	$412,230	2	$(303,000)	$284,929
Notes payable, current portion	92,392	-		-	92,392
Line of credit	-	884,600	1	(884,600)	-
Advances	-	250,000	1	(250,000)	-
Unearned revenue	24,084	-		-	24,084
Deferred income taxes	23,103	-		-	23,103
Total current liabilities	315,278	1,546,830		(1,437,600)	424,508

Long term debt:
Deposits held	47,399	-		-	47,399
Notes payable, long term portion	7,435,419	-		-	7,435,419
Total long term debt	7,482,818	-		-	7,482,818

Total liabilities	7,798,096	1,546,830		(1,437,600)	7,907,326

Stockholders' deficit
Preferred stock	-	-			-
Common stock	12,463	-	1	244	12,707
Additional paid in capital	6,747,512	-	1	987,153	7,734,665
Accumulated deficit	(7,785,871)	(922,153)	1	922,153	(7,785,871)
Total stockholders' deficit	(1,025,896)	(922,153)		1,909,550	(38,499)

Total liabilities and stockholders' deficit	$6,772,200	$624,677		$471,950	$7,868,827

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FIRST CHOICE HEALTHCARE SOLUTIONS, INC.

CONDENSED CONSOLIDATED PRO FORMA UNAUDITED STATEMENT OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

	FCHS	FCMG	PRO FORMA ADJUSTMENTS	PRO FORMA CONDENSED CONSOLIDATED

Revenues	$1,304,757	$-		$1,304,757
Operating expenses	7,626,537	8,280		7,634,817

Net income (loss) from operations	(6,321,780)	(8,280)		(6,330,060)
Other expenses	(245,378)	-		(245,378)
Net income (loss) before provision for income taxes	(6,567,158)	-		(6,575,438)
Income taxes(benefit)	(5,916)	-		(5,916)
Net income(loss)	$(6,561,242)	$(8,280)		$(6,569,522)
Net Loss per common share, basic and diluted	$(.13)	-		$(.13)
Weighted average common shares outstanding, basic and diluted	49,718,959	-		49,963,004

See accompanying notes to pro forma unaudited consolidated financial statements

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FIRST CHOICE HEALTHCATE SOLUTIONS, INC.

NOTES TO CONDENSED PRO FORMA UNAUDITED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Financial Information

The Pro forma Unaudited Condensed Financial Statements have been prepared in order to present consolidated financial position and results of operations of the Registrant and FCMG as if the acquisition had occurred as of December 31, 2011 for the pro forma condensed consolidated balance sheet and to give effect to the acquisition of the Registrant, as if the transaction had taken place at January 1, 2011 for the pro forma condensed consolidated statement of income for the year ended December 31, 2011.

The following pro forma adjustments are incorporated into the pro forma condensed consolidated balance sheet as of December 31, 2011 and the pro forma condensed consolidated statement of income for the year ended December 31, 2011, respectively.

(1) To record acquisition of FCMG.

(2) To eliminate intercompany balances

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